UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
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☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
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Luby’s, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PRELIMINARY PROXY STATEMENT

SUBJECT TO COMPLETION – DATED JULY 23, 2021
[  ], 2021

Luby’s, Inc.
13111 Northwest Freeway
Suite 600
Houston, Texas 77040
713-329-6808
www.lubysinc.com
Dear Fellow Shareholder:
It is my pleasure to invite you to attend the Annual Meeting of Shareholders of Luby’s, Inc. to be held on Monday, August 23, 2021, at 10:00 a.m., Central Daylight Time, at Wells Fargo Plaza, 1000 Louisiana Street, Suite 5900, Houston, TX 77002 (the “Annual Meeting”). All record holders of outstanding shares of Luby’s, Inc. common stock at the close of business on August 4, 2021 are eligible to vote on matters brought before the Annual Meeting.
While we intend to hold the Annual Meeting in person, we are monitoring the public health and travel concerns relating to COVID-19 and the related recommendations and protocols issued by federal, state and local governments. As a result, we may impose additional procedures or limitations on Annual Meeting attendees or in the event that it is not possible or advisable to hold the Annual Meeting in person as originally planned, we will announce alternative arrangements for the Annual Meeting as promptly as practicable, which may include holding the Annual Meeting solely by means of remote communication. Any such change, including details on how to participate, will be announced in advance via press release, a copy of which will be filed with the Securities and Exchange Commission.
Matters on which action will be taken at the meeting are explained in detail in the attached Notice and Proxy Statement. Please review the following Proxy Statement carefully. Your vote is important, so be sure to vote your shares as soon as possible. Please review the enclosed Proxy Statement for specific voting instructions.
Please note that if you hold your shares through a bank or broker and you do not indicate on your proxy card your preferences with respect to the election of directors, your bank or broker is not permitted to cast your vote on your behalf.
Thank you for your support.
Sincerely,

/s/ JOHN GARILLI
John Garilli
Interim President and Chief Executive Officer

PRELIMINARY PROXY STATEMENT

SUBJECT TO COMPLETION – DATED JULY 23, 2021
LUBY’S, INC.
13111 Northwest Freeway, Suite 600
Houston, Texas 77040
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
August 23, 2021
NOTICE IS HEREBY GIVEN that the Board of Directors (the “Board”) of Luby’s, Inc., a Delaware corporation (the “Company”), has called the 2021 Annual Meeting of Shareholders (the “Annual Meeting”) of the Company, which will be held at Wells Fargo Plaza, 1000 Louisiana Street, Suite 5900, Houston, TX 77002, on August 23, 2021, at 10:00 a.m., Central Daylight Time, for the following purposes:
(1)	Elect the five directors named in the Company’s proxy statement to serve until the 2022 Annual Meeting of Shareholders of the Company;
(2)	Ratify, on a non-binding advisory basis, the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the 2021 fiscal year;
(3)	Approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers;
(4)
Ratify, on a non-binding advisory basis, the rights agreement, dated as of February 15, 2018, as amended on February 11, 2019, February 14, 2020 and February 14, 2021, by and between the Company and American Stock Transfer & Trust Company, LLC; and

(5)
Transact such other business as may properly come before the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment thereof.

The Board has determined that shareholders of record at the close of business on August 4, 2021 will be entitled to vote at the Annual Meeting. A complete list of shareholders of record entitled to vote at the Annual Meeting will be on file at the Company’s corporate office at 13111 Northwest Freeway, Suite 600, Houston, Texas, for a period of ten days prior to the Annual Meeting. During such time, the list will be open to the examination of any shareholder during ordinary business hours for any purpose germane to the Annual Meeting.
Your vote is important. You may vote in any one of the following ways:
•	Use the toll-free telephone number 1-800-690-6903 from the U.S. or Canada;
•	Use the Internet website https://www.proxyvote.com; or
•	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.
Shareholders who do not expect to attend the Annual Meeting in person are urged to review the enclosed proxy statement for specific voting instructions and to choose the method they prefer for casting their votes.
By Order of the Board of Directors of Luby’s, Inc.

/s/ GERALD W. BODZY
Gerald W. Bodzy Chairman of the Board

Houston, Texas [ ], 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS:
The Notice of Annual Meeting of Shareholders, the Proxy Statement for the Annual Meeting, and the Company’s Annual Report on Form 10-K for the fiscal year ended August 26, 2020 are or will be available electronically at http://www.lubysinc.com/investors/filings.

PRELIMINARY PROXY STATEMENT

SUBJECT TO COMPLETION – DATED JULY 23, 2021
LUBY’S, INC.
13111 Northwest Freeway, Suite 600
Houston, Texas 77040
PROXY STATEMENT
This proxy statement (including all annexes attached hereto, this “Proxy Statement”) and the accompanying proxy card are being provided to shareholders in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Luby’s, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Shareholders of the Company to be held on August 23, 2021 (including any adjournment or postponement thereof (the “Annual Meeting”)). This Proxy Statement is dated [ ], 2021 and the accompanying proxy card are first being mailed to shareholders on or about [ ], 2021.
We have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a Notice of Annual Meeting and a proxy card, and by notifying you of the availability of our proxy materials on the Internet. The Notice of Annual Meeting, Proxy Statement, proxy card and Annual Report to Shareholders for the Company’s fiscal year ended August 26, 2020 are available at http://www.lubysinc.com/investors/filings.
The purposes of the Annual Meeting are:
(1)	Elect the five directors named in this Proxy Statement to serve until the 2022 Annual Meeting of Shareholders of the Company;
(2)	Ratify, on a non-binding advisory basis, the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the 2021 fiscal year;
(3)	Approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers;
(4)
Ratify, on a non-binding advisory basis, the rights agreement, dated as of February 15, 2018, as amended on February 11, 2019, February 14, 2020 and February 14, 2021, by and between the Company and American Stock Transfer & Trust Company, LLC; and

(5)
Transact such other business as may properly come before the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment thereof.

Under our governing documents, no other business may be raised by shareholders at the Annual Meeting unless proper and timely notice has been given to us by the shareholders seeking to bring such business before the meeting. As of the date of this Proxy Statement, the Board knows of no business other than that set forth above to be transacted at the annual meeting, but if other matters requiring a vote do arise, it is the intention of the persons named in the proxy card, to whom you are granting your proxy and to whom such proxy confers discretionary authority to vote on any unanticipated matters, to vote in accordance with their best judgment on such matters.
Your Vote is Very Important
Whether or not you plan to attend the Annual Meeting, please take the time to vote your shares as soon as possible.
Voting Information
Why am I receiving these materials?
The Board is soliciting your proxy to vote at the Annual Meeting, including any adjournments or postponements thereof. This Proxy Statement contains important information regarding the Annual Meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote and voting procedures.

Who is qualified to vote?
Only record holders of the Company’s common stock, par value $0.32 per share (“Common Stock”), at the close of business on August 4, 2021 (the “Record Date”) will be entitled to vote at the Annual Meeting or at adjournments or postponements thereof.
How many votes do I have?
You have one vote for each share of Common Stock that you owned at the close of business on the Record Date. These shares include shares held by you as a “shareholder of record” and as a “beneficial owner.”
How many shares of Common Stock may vote at the Annual Meeting?
There were [ ] shares of the Common Stock outstanding as of the Record Date. Each holder of one share of Common Stock outstanding is entitled to one vote.
What “quorum” is required for the Annual Meeting?
The presence in person or by proxy of the holders of a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes, if any, will be included in determining the presence of a quorum at the Annual Meeting.
What is the difference between a “shareholder of record” and a “beneficial” holder?
If your shares are registered directly in your name with American Stock Transfer & Trust Company, LLC, the Company’s transfer agent, you are a “shareholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “beneficial” holder.
How do I attend the Annual Meeting?
The Annual Meeting will be held at Wells Fargo Plaza, 1000 Louisiana Street, Suite 5900, Houston, TX 77002, on August 23, 2021, at 10:00 a.m., Central Daylight Time. If you have any questions about attending in person, please contact our Investor Relations department at 713-329-6808. Information on how to vote in person at the annual meeting is discussed below.
While we intend to hold the Annual Meeting in person, we are monitoring the public health and travel concerns relating to COVID-19 and the related recommendations and protocols issued by federal, state and local governments. As a result, we may impose additional procedures or limitations on Annual Meeting attendees or in the event that it is not possible or advisable to hold the Annual Meeting in person as originally planned, we will announce alternative arrangements for the Annual Meeting as promptly as practicable, which may include holding the Annual Meeting solely by means of remote communication. Any such change, including details on how to participate, will be announced in advance via press release, a copy of which will be filed with the Securities and Exchange Commission.
How can I vote?
Shareholders of Record. If your shares are held in your name, you may vote by proxy or you may vote in person by attending the Annual Meeting. If your shares are held in your name and you would like to vote your shares by proxy prior to the Annual Meeting, there are three ways for you to vote:
1.	By Telephone: Call 1-800-690-6903 (toll charges may apply for calls made from outside the United States) and follow the instructions provided;
2.	By Internet: Log on through the Internet at www.proxyvote.com and follow the instructions at that site; or
3.	By Mail: If you received a proxy card in the mail, complete, sign, and mail the proxy card in the return envelope provided to you.
Please note that telephone and Internet voting will close at 11:59 p.m. Eastern Daylight Time on August 22, 2021. If you wish to vote by telephone or Internet, follow the instructions on your proxy card.
If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. You are encouraged to complete the proxy card and mail it in the enclosed postage pre-paid envelope regardless of whether or not you plan to attend the Annual Meeting.

Beneficial Holders. If your shares are held through a bank or broker, you can vote via the Internet or by telephone if your bank or broker offers these options. Please see the voting instructions provided by your bank or broker for use in instructing your bank or broker how to vote. Your bank or broker cannot vote your shares without instructions from you. You will not be able to vote in person at the Annual Meeting unless you obtain a legal proxy from the record holder giving you the right to vote the shares.
What are the Board’s recommendations on how I should vote my shares?
The Board recommends that you vote your shares of Common Stock on the proxy card as follows:
Proposal 1	“FOR” the election of each of the Board’s five nominees for director with a one-year term expiring at the 2022 annual meeting of the Company’s shareholders.
Proposal 2
“FOR” the ratification, on a non-binding advisory basis, of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm (independent auditors) for the 2021 fiscal year.

Proposal 3	“FOR” the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers.
Proposal 4
“FOR” the ratification, on a non-binding advisory basis, of the rights agreement, dated as of February 15, 2018, as amended on February 11, 2019, February 14, 2020 and February 14, 2021, by and between the Company and American Stock Transfer & Trust Company, LLC

The Board knows of no other matters that may be presented for shareholder action at the Annual Meeting. If other matters are properly brought before the Annual Meeting, the persons named as proxies on the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.
How will my shares be voted if I do not specify how they should be voted?
If you properly execute the enclosed proxy card without indicating how you want your shares to be voted, all shares represented will be voted as recommended by the Board.
Can I revoke my proxy?
•
Shareholders of Record. If your shares are held in your name, whether you vote by mail, the Internet, or by telephone, you may revoke your proxy by delivering a written statement to that effect to the Secretary of the Company at 13111 Northwest Freeway, Suite 600 Houston, Texas prior to the date of the Annual Meeting, by a later-dated electronic vote via the Internet, by telephone, by submitting a properly signed proxy with a later date, or by voting in person at the Annual Meeting.

•
Beneficial Holders. If you hold your shares through a bank or broker, the methods available to you to revoke your proxy are determined by your bank or broker, so please see the instructions provided by your bank or broker.

What vote will be required to approve each proposal?
When the number of nominees does not exceed the number of directors to be elected (an uncontested election), as is the case at the Annual Meeting, the Company’s bylaws (as amended and restated from time to time, the “Bylaws”) require each of the directors to be elected by a majority of the votes cast by the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors at the Annual Meeting. Under our Bylaws, any nominee who is serving as a director who fails to be reelected must offer his or her resignation to the Board. The Nominating and Corporate Governance Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision within 90 days from the date of publication of the election results. The director who offers to tender his or her resignation will not participate in the Board’s decision or the Nominating and Corporate Governance Committee’s deliberations (if the director is a member of that committee). Shareholders do not have cumulative voting rights.

Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm, approval of the compensation of our Named Executive Officers (as defined in “Executive Compensation-Compensation Tables and Information—Summary Compensation Table”), and ratification of the Company’s rights agreement on a non-binding basis each require the affirmative vote of a majority of the votes cast by the shares present or represented by proxy and entitled to vote on each such matter at the Annual Meeting. If these non-binding proposals do not receive the requisite vote to approve such proposals, the Board will take this result into consideration but will not be obligated to make any changes.
Abstentions and broker-non votes, if any, will have no effect on any of the proposals.
What are broker non-votes?
A “broker non-vote” occurs when a beneficial holder does not provide instructions to a broker, bank or other nominee and such broker, bank or other nominee lacks discretionary voting power to vote shares with respect to a particular proposal. Under New York Stock Exchange (“NYSE”) rules, brokers are permitted to exercise discretionary voting authority on “routine” matters, but beneficial shareholders must provide voting instructions with respect to non-routine matters.
Who will count the votes?
A representative of Broadridge will serve as inspector of election. It is the Company’s policy that the inspector of election at any shareholder meeting will be independent and unaffiliated with the Company. The inspector of election will be present at the Annual Meeting.
Whom should I call if I have questions about the Annual Meeting?
If you have any questions or require any assistance with voting your shares, or if you need additional copies of the proxy materials, please contact:
Investor Relations
(713) 329-6808

OWNERSHIP OF EQUITY SECURITIES IN THE COMPANY
The following table sets forth information concerning the beneficial ownership of Common Stock, as of August 4, 2021 for (a) each director currently serving on the Board, (b) each nominee for election as a director at the Annual Meeting named in this Proxy Statement, (c) each of the officers named in the Summary Compensation Table, and (d) all directors and executive officers as a group. In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote or transfer and those shares that the director or executive officer has the right to acquire within 60 days after August 4, 2021.
Name(1)	Shares Beneficially Owned	Percent of Common Stock
Gerald W. Bodzy(2)	240,854	*
Twila Day(4)	107,670	*
Jill Griffin(5)	136,320	*
Frank Markantonis(6)	313,567	1.01%
Joe C. McKinney(7)	319,845	1.03%
Gasper Mir, III(8)	281,235	*
John Morlock(9)	20,318	*
Christopher J. Pappas(10)	5,667,153	18.30%
Randolph C. Read(11)	123,591	*
John Garilli	—	—
Benjamin T. Coutee(3)	288,733	*
Steve Goodweather(12)	88,388	*
Philip Rider(13)	24,000	*
All directors and executive officers of the Company, as a group (14 persons)(14)	7,611,674	24.58%
*	Represents beneficial ownership of less than one percent of the shares of Common Stock issued and then-outstanding.
(1)
Except as indicated in these notes and subject to applicable community property laws, each person named in the table owns directly the number of shares indicated and has the sole power to vote and to dispose of such shares. Shares of phantom stock held by a nonemployee director convert into an equivalent number of shares of Common Stock when the nonemployee director ceases to be a director of the Company due to resignation, retirement, death, disability, removal, or any other circumstance. The shares of Common Stock payable upon conversion of the phantom stock are included in this table because it is possible for the holder to acquire the shares of Common Stock within 60 days if his or her directorship were to be terminated. Under the Company’s Nonemployee Director Stock Plan, restricted stock awards may become unrestricted when a nonemployee director ceases to be a director of the Company. Unless otherwise specified, the mailing address of each person named in the table is 13111 Northwest Freeway, Suite 600, Houston, Texas 77040.

(2)	The shares shown for Mr. Bodzy includes 67,912 shares held for his benefit in a custodial account and 172,942 shares of restricted stock.
(3)
The shares shown for Mr. Coutee include 77,077 shares held for his benefit in a custodial account, 30,000 shares of restricted stock and 181,656 shares that he has a right to acquire within 60 days under Luby’s Incentive Stock Plan.

(4)	The shares shown for Ms. Day include 7,500 shares held for her benefit in a custodial account and 100,170 shares of restricted stock.
(5)	The shares shown for Ms. Griffin include 112,155 shares held for her benefit in a custodial account and 24,165 shares of restricted stock.
(6)
The shares shown for Mr. Markantonis include 206,022 shares held for his benefit in a custodial account, 103,666 shares of restricted stock and 3,879 shares of phantom, stock held under the Nonemployee Director Phantom Stock Plan.

(7)	The shares shown for Mr. McKinney include 172,667 shares held in certificate form and 147,178 shares of restricted stock.
(8)
The shares shown for Mr. Mir include 139,694 shares held for his benefit in a custodial account, 139,088 shares of restricted stock and 2,453 shares of phantom stock held under the Nonemployee Director Phantom Stock Plan.

(9)	The shares shown for Mr. Morlock include 7,500 shares held for his benefit in a custodial account and 12,818 shares of restricted stock.
(10)
The shares shown for Christopher J. Pappas include 4,595,773 shares held for his benefit in a custodial account and 1,071,380 shares held by Pappas Restaurants, Inc. Each of Christopher J. Pappas and Harris J. Pappas owns a 50% interest in Pappas Restaurants, Inc. and, therefore, Christopher J. Pappas owns a corresponding beneficial interest in the 1,071,380 shares owned by Pappas Restaurants, Inc.

(11)	The shares shown for Mr. Read include 7,500 shares held for his benefit in a custodial account and 116,091 shares of restricted stock.
(12)
The shares shown for Mr. Goodweather includes 23,094 shares held for his benefit in a custodial account, 24,000 shares of restricted stock and 41,294 shares that he has a right to acquire within 60 days under the Luby’s Incentive Stock Plan.

(13)	The 24,000 shares shown for Mr. Rider are shares of restricted stock.
(14)
The shares shown for all directors and executive officers as a group include 5,244,227 shares held in custodial accounts, 172,667 shares held in certificate form, 222,950 shares which they have the right to acquire within 60 days under the Company’s various benefit plans, 894,118 shares of restricted stock, 6,332 shares of phantom stock held by nonemployee directors under the Nonemployee Director Phantom Stock Plan, and 1,071,380 shares owned by Pappas Restaurants, Inc., of which Christopher J. Pappas and Harris J. Pappas each own a 50% interest, as described above.

PRINCIPAL SHAREHOLDERS
The following table sets forth information as to the beneficial ownership of Common Stock by each person or group known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock as of August 4, 2021, and, unless otherwise indicated, is based on disclosures made by the beneficial owners in Securities Exchange Commission (“SEC”) filings under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):
Name and Address of Beneficial Owner(1)	Shares Beneficially Owned	Percent of Common Stock
Christopher J. Pappas(2) 13939 Northwest Freeway Houston, Texas 77040	5,667,153	18.30%

Harris J. Pappas(3) 13939 Northwest Freeway Houston, Texas 77040	5,491,020	17.73%

Bandera Partners LLC(4) 50 Broad Street, Suite 1820 New York, New York 10004	2,859,926	9.23%

Hodges Capital Management Inc.(5) 2905 Maple Ave. Dallas, Texas 75201	2,210,782	7.14%

BML Investment Partners, L.P.(6) 65 E Cedar, Suite 2 Zionville, IN 46077	1,582,235	5.11%
(1)
Except as indicated in these notes and subject to applicable community property laws, each person named in the table owns directly the number of shares indicated and has the sole power to vote and to dispose of such shares.

(2)
The shares shown for Christopher J. Pappas consist of 5,667,153 shares of Common Stock held for his benefit in a custodial account, which includes 100% of the 1,071,380 shares owned by Pappas Restaurants Inc., such shares being deemed beneficially owned by him due to his 50% ownership interest in Pappas Restaurants Inc.

(3)
The shares shown for Harris J. Pappas consist of 5,491,020 shares of Common Stock held for his benefit in a custodial account, which includes 100% of the 1,071,380 shares owned by Pappas Restaurants Inc., such shares being deemed beneficially owned by him due to his 50% ownership interest in Pappas Restaurants Inc.

(4)	Information based solely on Form 13F-HR filed on May 27, 2021 with the SEC by Bandera Partners LLC. Bandera Partners LLC has sole voting authority with respect to 2,786,036 shares.
(5)	Information based solely on Form 13F-HR filed with the SEC on July 6, 2021 by Hodges Capital Management, Inc. Hodges Capital Management, Inc. has sole voting authority with respect to 0 shares.
(6)	Information based solely on Form 13F-HR filed on July 22, 2021 with the SEC by BML Investment Partners. BML Investment Partners, L.P. has sole voting authority with respect to 0 shares.

PROPOSAL 1: ELECTION OF DIRECTORS
Each director of the Board is elected to a one-year term expiring at the next succeeding annual meeting of the shareholders of the Company. In accordance with the Bylaws, the Board has set the number of directors for election at the Annual Meeting at five, pursuant to a resolution adopted unanimously by the Board. The Board believes that five directors is an appropriate size for the Board, given the Company’s diminishing size and pending liquidation pursuant to the Company’s Plan of Liquidation and Dissolution.
The terms of Gerald W. Bodzy, Jill Griffin, Frank Markantonis, Gasper Mir, III, Joe C. McKinney, Twila Day, John Morlock, Christopher J. Pappas and Randolph C. Read will expire at the Annual Meeting. The Board nominates Gerald W. Bodzy, Gasper Mir, III, Joe C. McKinney, Twila Day, and John Morlock for election as directors to serve for a one-year term expiring at our 2022 Annual Meeting of Shareholders. However, it is currently anticipated that the liquidation of the Company, which may be accomplished by placing the Company’s assets into a liquidating trust, will be completed before such time. Each director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal. The Board recommends a vote “FOR” each nominee. The Board has resolved to grant Gasper Mir, III and Joe C. McKinney, who have both reached the age of 73, a limited waiver from the age limit set forth in the Company’s Corporate Governance Guidelines because of the importance of their contributions to the Board.
All such nominees named above have consented to being named in this Proxy Statement and to serve as directors of the Company if elected. It is expected that all nominees proposed by the Board will be able to serve on the Board if elected. However, if before the Annual Meeting one or more of the Board’s nominees are unable to serve or for good cause will not serve (due a situation that we do not anticipate), the proxy holders will vote the proxies for the remaining nominees and for substitute nominees chosen by the Board. If any substitute nominees are designated, we will file an amended proxy statement that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the revised proxy statement and to serve as directors if elected, and includes certain biographical and other information about such nominees required by the rules of the SEC, but, should any of them decline or be unable to serve, proxies may be voted for another person nominated as a substitute by the Board.
There are no family relationships, of first cousins or closer, among the Company’s directors and executive officers, by blood, marriage or adoption.
The following information is furnished with respect to each of the nominees of the Board, including information regarding their business experience, director positions held currently or at any time during the last five years, involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the nominees should serve as our directors. Other than as set forth in this Proxy Statement, no principal occupation of any of the Board’s nominees has been at any corporation or organization that is a parent, subsidiary or other affiliate of the Company.

Nominees for Election at the Annual Meeting

GERALD W. BODZY, 69, was President and owner of Showcase Custom Vinyl Windows and Doors, a manufacturer of residential windows and doors in Houston, Texas, from 2004 until he retired in November 2020. He has been an independent director of the Company since 2016 and serves as Chairman of the Board, Chair of the Nominating and Corporate Governance Committee, Co-Chair of the Board Special Committee, a member of the Finance and Audit Committee, and a member of the Compensation Committee. From 1990 to 2000, Mr. Bodzy was a Managing Director of Stephens, Inc. where he headed the investment banking firm’s Houston office. From 1979 to 1990, he was employed by Smith Barney, Inc. in New York where he was a Managing Director from 1986 to 1990. From 1976 to 1990, he worked in the real estate group at General Crude Oil Company in Houston. Mr. Bodzy is a former director of Oshman’s Sporting Goods, Benchmark Electronics, and Republic Bankshares of Texas. Mr. Bodzy earned a B.A. Degree in Economics from the University of Texas in 1973 and a J.D. Degree from the University of Texas School of Law in 1976, and is a member of Phi Beta Kappa. Mr. Bodzy serves on the board of the Boys & Girls Clubs of Greater Houston and is Chairman of the Board of the Boys & Girls Clubs of Greater Houston Foundation.

Qualifications, Experience, Key Attributes and Skills. Mr. Bodzy has 45 years of experience in business management, investment banking, and investments, including 11 years at Smith Barney and 10 years at Stephens Inc., representing clients in equity and debt offerings and mergers and acquisitions. Most recently, he served 16 years at Showcase Custom Vinyl Windows and Doors. Mr. Bodzy also has significant experience from his service on boards of banks, retail, and manufacturing companies, where he has also served on audit, compensation, and nominating committees.

TWILA DAY, 59, is currently the Vice President and Chief Information Officer for Huntsman Corporation as of November 2018. As CIO, she is accountable for the global technology investments and operations, leading strategic planning, and ensuring compliance with the company covenants and regulatory controls including SOX, cyber security, and Global Data Protection Regulation (GDPR). Prior to Huntsman, from August 2013 until October 2018, Ms. Day was Managing Director, National Practice Lead for Technology Services, and a member of the Executive Technology Advisor Group for Alvarez and Marsal. While at Alvarez and Marsal, she advised companies in the national restaurant, energy, pharmaceutical, construction, and engineering/manufacturing sectors providing them with objective and independent advice on technology strategies, process improvement, IT initiatives, post-merger integration and security risk management. In 1992, Ms. Day began working for Sysco Corporation as a programmer/analyst and advanced through various Information Technology positions where she ultimately became Chief Information Officer in January 2006 and held that role through June 2013. While at Sysco, she focused on driving strategic change initiatives that intersected business transformation with information technology solutions. Ms. Day also served as a member of Sysco’s enterprise risk management executive committee as the risk owner for data protection, cyber security, and information technology availability. Ms. Day graduated from Our Lady of Lake University in 1989 with a Bachelor of Arts degree in Business Management. Ms. Day has been an independent director of the Company since 2019; serves as a member of the Finance and Audit Committee, the Compensation Committee and the Special Committee.

Qualifications, Experience, Key Attributes, and Skills: Ms. Day has more than 30 years of experience connecting Information Technology with the business. With her broad technology expertise, she has served as a trusted advisor to executives translating technology into “plain English” and helping them ensure their technology investments create value and competitive advantage.

JOE C. McKINNEY, 74, was Vice-Chairman of National Bank, a locally owned and operated San Antonio-based bank, from October 2002 until his retirement in March 2020. He formerly served as Chairman of the board of directors and Chief Executive Officer of JPMorgan Chase Bank-San Antonio from November 1987 until his retirement there in March 2002. Mr. McKinney graduated from Harvard University in 1969 with a Bachelor of Arts in Economics, and he graduated from the Wharton School of the University of Pennsylvania in 1973 with a Master of Business Administration in Finance. Mr. McKinney has been an independent director of the Company since January 2003 and is Chair of the Finance and Audit Committee, a member of the Nominating and Corporate Governance Committee, a member of the Compensation Committee, and a member of the Special Committee. He is a former director of Broadway National Bank, Broadway Bancshares, Inc., New York REIT Liquidating LLC, a successor to New York REIT, Inc., a publicly traded real estate investment trust, USAA Real Estate Company; US Industrial REIT I, II, and III; US Global Investors Funds; and Prodigy Communications Corporation.

Qualifications, Experience, Key Attributes, and Skills: Mr. McKinney has over 45 years of experience in banking, finance, and management from his distinguished career in banking, culminating in a tenure of over 14 years as Chairman of the Board and Chief Executive Officer of JPMorgan Chase Bank-San Antonio and 18 years as Vice-Chairman of Broadway National Bank. He further brings significant board experience from his service on over six boards of banks, investment funds, and corporations.

GASPER MIR, III, 74, since his retirement as a principal owner of the professional services firm MFR Group, Inc. (formerly known as MFR P.C.) (“MFR”), which he founded in 1988, Mr. Mir has served as an independent business consultant. From 2008 and until his retirement, he served as MFR’s Chief Administrative Officer, and prior to that his work included financial audit and accounting services for clients in the retail industry. From January 2003 through January 2008, Mr. Mir took a leave of absence from MFR and served as Executive General Manager of Strategic Partnerships for the Houston Independent School District. From 1969 until 1987, he worked at KPMG LLP, an international accounting and professional services firm, serving as a partner of the firm from 1978 until 1987. Mr. Mir has been a director of the Company since January 2002 and is a member of the Nominating and Corporate Governance Committee, the Finance and Audit Committee, and the Special Committee. Mr. Mir is also a director of the Galveston-Houston Archdiocese Council of the Society of St. Vincent de Paul and the Houston A+ Challenge.

Qualifications, Experience, Key Attributes, and Skills: Mr. Mir has more than 46 years of experience in accounting, finance, and audit from his distinguished tenure at the accounting firms KPMG LLP and MFR. He is an active member of NACD and regularly participates in their professional development conferences. Additionally, Mr. Mir has experience in public relations, government, education, health care and community outreach from his board service on several community-based organizations.

JOHN MORLOCK, 65, is currently working as a consultant of Guzman Y Gomez, a fast food Mexican Kitchen concept with approximately 150 stores in Australia. His main role is to help provide guidance on operations and future U.S. development (there is currently 1 restaurant in the U.S. in Naperville, Illinois). Mr. Morlock was previously Chief Executive Officer of Hale and Hearty for eighteen months where he helped with the successful selling of the company in June of 2019. Prior to that, he served as the Chief Operating Officer of Sbarro, working with company stores as they were converting to a franchise system. From 2002 to 2015 he served as Chief Operating Officer of Potbelly Sandwich Works as they grew from 16 to 450 stores and was instrumental in its initial public offering in 2013. In 1993, Mr. Morlock became a co-owner of Boston Chicken where he served as Senior Vice President of Operations before going on to be its largest franchisee. Following the start of his career in 1977, Mr. Morlock has also held various positions with Steak and Ale restaurants, Grady’s Goodtimes, the first and largest Blockbuster franchise, and Blockbuster corporate. Mr. Morlock has been an independent director of the Company since July 2019, Chair of the Compensation Committee, and a member of the Special Committee.

Qualifications, Experience, Key Attributes, and Skills: Mr. Morlock has over 40 years of restaurant and retail management experience and has been involved with companies both on the franchise and franchisee side. Further, he has been directly involved in both start-up and turnaround situations in the public and private sector, and he has been a Chief Operating Officer of a public company as well as having served on 4 privately held board of directors.

A majority of the votes cast by the shares present in person or represented by proxy at the Annual Meeting and entitled to vote in the election of directors at the Annual Meeting is required for the election of a director nominee. Abstentions and broker non-votes, if any, will have no effect on the result of this vote. Incumbent directors who do not receive a majority of the votes cast will promptly tender his or her resignation to the Board, and the Board will determine, after considering the recommendation of the Nominating and Corporate Governance Committee, whether to accept or reject the tendered resignation, or whether other action should be taken.
THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR”
THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

2020 DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings	All Other Compensation ($)(5)	Total ($)
Gerald W. Bodzy	$—	$160,264	—	—	—	—	$160,264
Twila Day	3,750	102,668	—	—	—	—	106,418
Jill Griffin	52,000	32,234	—	—	—	—	84,234
Frank Markantonis	—	78,743	—	—	—	—	78,743
Joe C. McKinney	—	132,755	—	—	—	—	132,755
Gasper Mir, III	—	118,756	—	—	—	—	118,756
John Morlock	84,167	32,234	—	—	—	—	116,401
Christopher J. Pappas	—	—	—	—	—	—	—
Randolph C. Read	—	161,863	—	—	—	—	161,863
(1)
Amounts shown reflect the aggregate grant date fair value of the restricted stock granted to directors in fiscal 2020, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Share-Based Payment (“FASB ASC Topic 718”). The grant date fair value for each share is based on the average of the high and low stock price of our Common Stock on the date of grant.

(2)	The grant date fair value of each equity award granted to each director, was as follows:
Name	1st Quarterly Grant October 1, 2019	2nd Quarterly Grant January 2, 2020	Special Grant and Catch-up Special Committee Grant February 5, 2020	3rd Quarterly Grant April 13, 2020	4th Quarterly Grant July 1, 2020
Gerald W. Bodzy	$21,250	$21,250	$46,266	$32,211	$39,287
Twila Day	12,500	16,251	29,329	20,816	23,772
Jill Griffin	3,751	3,750	17,231	3,749	3,753
Frank Markantonis	18,750	14,250	17,231	14,248	14,264
Joe C. McKinney	19,749	22,249	31,749	27,729	31,279
Gasper Mir, III	16,251	18,750	31,749	24,230	27,776
John Morlock	3,751	3,750	17,231	3,749	3,753
Christopher J. Pappas	—	—	—	—	—
Randolph C. Read	18,750	18,750	52,071	31,904	40,388
(3)
As of August 26, 2020, each non-employee director held the following outstanding shares of restricted stock: Mr. Bodzy, 200,069 shares; Ms. Day, 100,806 shares; Ms. Griffin, 43,416 shares; Mr. Markantonis, 141,789 shares; Mr. McKinney, 164,332 shares; Mr. Mir, 160,830 shares; Mr. Morlock, 18,998 shares; and Mr. Read 113,692 shares.

(4)	As of August 26, 2020, none of our non-employee directors held outstanding stock options.
(5)	Perquisites and other personal benefits that did not exceed $10,000 in the aggregate for any non-employee director have been excluded.
Each nonemployee director other than the Chairman of the Board is paid an annual retainer fee of $50,000 and a single fee of $15,000 for all other committees in which each such nonemployee director is a member. Nonemployee directors do not receive meeting fees. The Chairman of the Board is paid an annual retainer fee of $85,000. Further, the Chair of the Finance and Audit Committee is paid an additional annual retainer fee of $14,000, and the Chair of each other committee of the Board is paid an additional annual retainer fee of $10,000. The Chairman of the Board does not receive any additional annual retainer fee for service as the Chair of any other committee of the Board, except for his service as co-chair of the Special Committee. Each nonemployee director that served on the Special Committee in FY 2020 was paid a monthly retainer of $2,500, except that the co-chairs of the Special Committee were each paid a monthly retainer of $6,000. Effective October 1, 2020, the monthly retainer for each nonemployee director serving on the Special Committee was increased to $3,000 and the monthly retainer for the co-chairs of the Special Committee was increased to $10,000. On February 5, 2020, directors serving on the Special Committee were granted a one-time amount to compensate them for their services on the Special Committee from its formation until that date for which they had not previously been compensated.
Pursuant to the Company’s Second Amended and Restated Nonemployee Director Stock Plan (the “Plan”), each nonemployee director was required to receive a portion of the annual retainer fee in restricted stock in an amount as determined by the Board (the “Mandatory Retainer Award”). The Board set the Mandatory Retainer Award at the

dollar value equivalent of $15,000. In addition, each nonemployee director, prior to the end of any calendar year, could elect to receive an additional portion (up to 100%) of their annual retainer fee in the dollar value equivalent of restricted stock (the “Elective Retainer Award”). On the first day of each January, April, July, and October during the term of the Plan, the director received the Mandatory Retainer Award and any Elective Retainer Award so elected in restricted stock, the amount of shares being equal to the dollar value equivalent of the elected portion of the director’s annual retainer fees. Directors receiving an Elective Retainer Award also received an additional number of whole shares of restricted stock equal to 20% of the number of whole shares of restricted stock issued in payment of the Elective Retainer Award for the quarterly period beginning on that date. On October 1, 2020, shares of Common Stock available for issuance under the Plan were exhausted and the remaining portion of each director’s Mandatory Retainer Award and other fees were paid in cash. Accordingly, the Mandatory Retainer Award and the Elective Retainer Award under the plan have been suspended and each director’s retainer and other fees will be paid in cash until such time, if ever, as there are shares of Common Stock available under the Plan.
Further, under the Plan, nonemployee directors may be periodically granted shares of restricted stock or nonqualified options to purchase shares of Common Stock at an option price equal to 100% of the fair market value on the date of grant. Each option terminates on the earlier of the tenth anniversary of the grant date or one year after the optionee ceases to be a director. An option may not be exercised prior to the first anniversary of the grant date, subject to certain exceptions specified in the Plan. No nonemployee director may receive options to purchase more than 7,500 shares in any 12-month period. No options were granted under the Plan in the 2020 fiscal year.
The Company’s Nonemployee Director Deferred Compensation Plan permits nonemployee directors to defer all or a portion of their directors’ fees in accordance with applicable regulations under the Internal Revenue Code of 1986, as amended (the “Code”). Deferred amounts bear interest at the average interest rate of U.S. Treasury ten-year obligations. The Company’s obligation to pay deferred amounts is unfunded and is payable from the general assets of the Company.
The Company’s Corporate Governance Guidelines establish guidelines for share ownership. Currently, all directors are expected to accumulate shares of Common Stock with a market value of at least $100,000 prior to the five-year anniversary of their appointment to the Board. As of the end of fiscal year 2020, each of our non-employee directors satisfied our non-employee director share ownership guideline or is within the five-year transition period.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Finance and Audit Committee has appointed the firm of Grant Thornton LLP to audit the accounts of the Company for fiscal 2021. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm is not a matter which is required to be submitted to a vote of shareholders, but the Finance and Audit Committee considers it appropriate for the shareholders to express or withhold their approval of the appointment. The ratification requires the affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote on such matter at the Annual Meeting. Abstentions and broker non-votes, if any, will have no effect on the result of this vote. If shareholder ratification were withheld, the Board and the Finance and Audit Committee would take the result into account and consider an alternative appointment for the succeeding fiscal year.
Fees Paid to the Independent Registered Public Accounting Firm
The table below shows aggregate fees for professional services rendered for the Company by Grant Thornton LLP for fiscal 2020 and 2019:
	2020	2019
	(in thousands)
Audit Fees	$505	$483
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$505	$483
Audit Fees for fiscal 2020 and 2019 consisted of fees associated with the audit of the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K and reviews of the Company’s interim financial statements included in the Company’s Quarterly Reports on Form 10-Q.
Audit-Related Fees. The Company did not incur any Audit-Related Fees for fiscal 2020 and 2019.
Tax Fees. The Company did not incur any Tax Fees from Grant Thornton LLP for fiscal 2020 and 2019.
All Other Fees. The Company did not incur any other fees for fiscal 2020 and 2019.
Preapproval Policies and Procedures
All auditing services provided by Grant Thornton LLP must be preapproved by the Finance and Audit Committee. This preapproval occurred at a May 2021 meeting of the Finance and Audit Committee. The nonaudit services specified in Section 10A(g) of the Exchange Act may not be, and are not, provided by Grant Thornton LLP. Grant Thornton LLP provides a report to the Chair of the Finance and Audit Committee prior to each regularly scheduled Finance and Audit Committee meeting detailing all fees, by project, incurred by Grant Thornton LLP year-to-date and an estimate for the fiscal year. The Chair of the Finance and Audit Committee reviews such fees at each Finance and Audit Committee meeting. The Finance and Audit Committee periodically reviews these fees with the full Board.
THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE
APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 3: ADVISORY VOTE ON THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS
The Board is recommending that the shareholders approve the following advisory resolution:
RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including disclosure under “Executive Compensation,” “Compensation Tables and Information,” and the related narrative discussion.
The Board recommends a vote “FOR” this resolution because it believes that the policies and practices described under “Executive Compensation” are effective in achieving the Company’s goals of linking pay to performance and levels of responsibility and encouraging our executive officers to see the Company through its Plan of Liquidation and Dissolution.
The “Say-on-Pay” vote is required pursuant to Section 14A of the Exchange Act. The vote is advisory in nature and is non-binding on the Company. In 2018, the Company’s shareholders voted on the frequency of advisory votes on the compensation of the Company’s named executive officers; in accordance with the shareholders’ vote, the Company conducts its “Say-on-Pay” vote on an annual basis.
We urge shareholders to read the disclosure under “Executive Compensation” beginning on page 27 of this Proxy Statement, as well as under “Compensation Tables and Information,” and the related narrative discussion, beginning on page 29, which provide detailed information on the Company’s compensation policies and practices and the compensation of our Named Executive Officers.
Approval of the compensation of our Named Executive Officers on a non-binding basis requires the affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote on this proposal. Abstentions and broker non-votes, if any, will have no effect on the result of this vote.
Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any Named Executive Officer and will not be binding on or overrule any decisions by the Compensation Committee or the Board. Because we value our shareholders’ views, the Compensation Committee and the Board will consider the results of this advisory vote when formulating future executive compensation policies and programs.
THE BOARD RECOMMENDS A VOTE “FOR” THE RESOLUTION APPROVING, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 4: RATIFICATION OF THE RIGHTS AGREEMENT
Overview
The Board is submitting for a shareholder vote a proposal to ratify the Company’s Rights Agreement. Shareholder ratification of the Rights Agreement is not required by applicable law, or by the Amended Charter, Bylaws or other governing documents. Nonetheless, the Board has determined to request shareholder ratification of the Rights Agreement to determine the viewpoint of shareholders as to the advisability of the Rights Agreement and as a matter of good corporate governance. The Board previously submitted the ratification of the Rights Agreement to a shareholder vote during its special meeting of shareholders on November 17, 2020, and the Company’s shareholders voted in favor of such ratification.
The Board initially adopted the Rights Agreement in February 2018 to protect the interests of the Company and its shareholders by reducing the likelihood that any person or group could gain control of the Company through open market purchases or other private transactions without appropriately compensating all of the Company’s shareholders for such control.
On February 15, 2018, the Board declared a dividend distribution of one right (a “Right”) for each outstanding share of common stock to shareholders of record at the close of business on February 28, 2018 (the “Rights Agreement Record Date”). Each Right entitles its holder, under the circumstances described below, to purchase from the Company one half of a share of common stock. The purchase price for each whole share of common stock pursuant to the exercise of a Right is initially $12.00 (equivalent to $6.00 for each half of a share of common stock), subject to adjustment. The Rights Agreement was initially set to expire on February 15, 2019, but was subsequently amended on February 11, 2019, to extend the expiration date to February 15, 2020; on February 14, 2020 to extend the expiration time to February 15, 2021; and on February 14, 2021 to expend the expiration time to February 15, 2022. The Rights Agreement will expire automatically at the close of business on February 15, 2022, unless the Rights are exercised, exchanged, amended or redeemed prior to such date. The Company’s financial condition, operations and earnings per share were not affected by the adoption or amendment of the Rights Agreement.
Summary of the Rights Agreement
The following summary of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Agreement, which was filed as an exhibit to a current report on Form 8-K with the Securities and Exchange Commission on February 14, 2021. You should carefully read the full text of the Rights Agreement for a more complete understanding of the Rights Agreement.
The Rights
The Board authorized the issuance of a Right with respect to each outstanding share of common stock on February 28, 2018. Initially, the Rights are associated with the common stock and evidenced by common stock certificates or, in the case of uncertificated shares of common stock, the book-entry account that evidences record ownership of such shares, which will contain a notation incorporating the Rights Agreement by reference, and are transferable with and only with the underlying shares of common stock. New Rights will attach to any shares of common stock that become outstanding after the Rights Agreement Record Date and prior to the earlier of the distribution time (as defined below) and the expiration time (as described below).
Separation and Distribution of Rights; Exercisability
Subject to certain exceptions, the Rights become exercisable and trade separately from the common stock only upon the “distribution time,” which occurs upon the earlier of:
•
the close of business on the tenth day after the first date (the “stock acquisition date”) of public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right or obligation to acquire, beneficial ownership of 10% or more of the outstanding shares of common stock, including in the form of synthetic ownership through derivative positions, (any such person or group of affiliated or associated persons being referred to herein as an “acquiring person”); and

•
the close of business on the tenth business day, or a later date if determined by the Board prior to such time as any person or group becomes an acquiring person, following the commencement of a tender offer or exchange offer which, if consummated, would result in a person or group becoming an acquiring person.

An acquiring person does not include:
•	the Company;
•	any subsidiary of the Company;
•	any employee benefit plan of the Company or of any subsidiary of the Company;
•	any person organized, appointed or established by the Company for or pursuant to the terms of any such plan; or
•
any person who or which, as of immediately prior to the first public announcement of the adoption of the Rights Agreement, beneficially owned 10% or more of the outstanding shares of common stock, including in the form of synthetic ownership through derivative positions. Notwithstanding the foregoing, such person would be an “acquiring person” if such person, at any time after the first public announcement of the adoption of the Rights Agreement, beneficially owns any shares of common stock (with certain exceptions) in addition to the shares of common stock beneficially owned by such person as of immediately prior to the first public announcement of the adoption of the Rights Agreement.

In addition, Harris J. Pappas, Christopher J. Pappas and their respective spouses, descendants, personal estate representatives, affiliates or associates (collectively, the “Exempt Persons”) will not be acquiring persons provided that all of the Exempt Persons do not beneficially own, in the aggregate, more than 35.5% of the shares of common stock then outstanding. Also, if the Board determines in good faith that a person who would otherwise be an acquiring person has become such inadvertently and such person divests as promptly as practicable a sufficient number of shares of common stock so that such person would no longer be an acquiring person, then such person will not be deemed to be an acquiring person.
Until the distribution time, the surrender for transfer of any shares of common stock outstanding will also constitute the transfer of the Rights associated with those shares.
As soon as practicable after the distribution time, separate Rights certificates will be mailed to holders of record of common stock as of the close of business at the distribution time. From and after the distribution time, the separate Rights certificates alone will represent the Rights. Except as otherwise provided in the Rights Agreement, only shares of common stock issued prior to the distribution time will be issued with Rights.
The Rights are not exercisable until the distribution time.
Expiration Time
Unless earlier redeemed or exchanged by the Company as described below, the Rights will expire at the close of business on February 15, 2022.
Flip-in Event
In the event that a person or group becomes an acquiring person (a “flip-in event”), each holder of a Right, other than any acquiring person and certain related parties, whose Rights automatically become null and void, will have the right to receive, upon exercise, a number of shares of common stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. The Rights may not be exercised following a flip-in event while the Company has the ability to cause the Rights to be redeemed, as further described below.
For example, at an exercise price of $6.00 per Right (equivalent to $12.00 for each whole share of common stock), each Right not owned by an acquiring person (or by certain related parties) following a flip-in event would entitle its holder to purchase $24.00 worth of common stock (or other consideration, as noted above) for $12.00. Assuming that common stock had a per share value of $4.00 at that time, the holder of each valid Right would be entitled to purchase six shares of common stock for $12.00.

Flip-over Event
In the event that, at any time following the stock acquisition date, any of the following occurs (each, a “flip-over event”):
•	the Company consolidates with or merges with and into any other entity and the Company is not the continuing or surviving corporation;
•
any entity engages in a share exchange with or consolidates with, or merges with or into, the Company, and the Company is the continuing or surviving corporation and, in connection with such share exchange, consolidation or merger, all or part of the outstanding shares of common stock are changed into or exchanged for stock or other securities of any other entity or cash or any other property; or

•
the Company sells or otherwise transfers, in one transaction or a series of related transactions, more than 50% of the assets, cash flow or earning power of the Company and its subsidiaries, taken as a whole, each holder of a Right (except Rights which previously have been voided as described above) will have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

Anti-dilution Adjustments
The exercise price payable, and the number of shares of common stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution:
•	in the event of a stock dividend on, or a subdivision, combination or reclassification of, common stock;
•	if holders of common stock are granted certain rights, options or warrants to subscribe for common stock or convertible securities at less than the current market price of common stock; or
•
upon the distribution to holders of common stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the exercise price will be required until cumulative adjustments amount to at least 1% of the exercise price. No fractional shares of common stock will be issued, and, in lieu thereof, an adjustment in cash will be made based on the market price of common stock on the last trading day prior to the date of exercise.
Redemption; Exchange
In general, the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (subject to adjustment and payable in cash, common stock or other consideration deemed appropriate by the Board) at any time until ten days following the stock acquisition date. Immediately upon the action of the Board authorizing any redemption, the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price.
At any time after there is an acquiring person and prior to the acquisition by the acquiring person of 50% or more of the outstanding shares of common stock, the Company may exchange the Rights (other than Rights which previously have been voided as described above), in whole or in part, at an exchange ratio of one share of common stock per Right (subject to adjustment).
No Rights as Shareholder
Until a Right is exercised, its holder will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.
Amendment of the Rights Agreement
The Company and the rights agent may, from time to time, amend or supplement the Rights Agreement without the consent of the holders of the Rights. After the stock acquisition date, however, no amendment can materially adversely affect the interests of the holders of the Rights (other than the acquiring person, any affiliate or associate thereof or any transferee of the acquiring person or any affiliate or associate thereof).

Required Vote
The affirmative vote of the holders of a majority of the votes cast by the shares of common stock present in person or represented by proxy and entitled to vote thereon is required to ratify the Rights Agreement.
Shareholder ratification of the Rights Agreement is not required by applicable law, or by the Amended Charter, Bylaws or other governing documents. However, the Board has determined to request shareholder ratification of the Rights Agreement to determine the viewpoint of shareholders as to the advisability of the Rights Agreement and as a matter of good corporate governance. If the shareholders do not ratify the Rights Agreement, the Board currently intends to terminate the Rights Agreement, but will consider whether to allow Rights Agreement to continue in its current form, to amend one or more of provisions of the Rights Agreement or to allow the Rights Agreement to expire by its terms. In weighing such alternatives, the Board will likely take into account a number of factors, including the nature of shareholders’ objections to the Rights Agreement (to the extent discernable), the then current market conditions, whether the Board believes there is a need to defend the ability of its shareholders to fairly and equally participate in a potential change-of-control transaction, whether a majority of disinterested shareholders (excluding Exempt Persons) ratified the Rights Agreement, and whether the Board believes that, despite the failure of shareholders to ratify the Rights Agreement, in the exercise of its fiduciary duties, it is advisable and in the best interests of the Company and its shareholders to continue the Rights Agreement.
Although the Board will carefully consider the shareholders’ vote as expressed at the Annual Meeting, because the Board owes fiduciary duties to all shareholders, it must make an independent decision in the exercise of its fiduciary duties whether it is advisable and in the best interests of the Company and all of its shareholders to terminate the Rights Agreement, and may not rely solely on the shareholder vote in making this decision. Accordingly, the Board may decide that its fiduciary duties require it to leave the Rights Agreement in place, with or without amending one or more of its provisions, notwithstanding the failure of shareholders to ratify it. Likewise, even if shareholders ratify the Rights Agreement, the Board may, at any time during the term of the Rights Agreement, determine, in the exercise of its fiduciary duties, that the Rights Agreement should be terminated or amended. If the Board terminates the Rights Agreement, the Board may decide in the future that its fiduciary duties require it to enter into another shareholder rights.
THE BOARD RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE RIGHTS AGREEMENT.

CORPORATE GOVERNANCE
Governance Highlights
The Company remains committed to maintaining sound corporate governance practices, including:
•	a separate independent chairman and CEO;
•	a large majority of independent directors; and
•	regular executive session meetings of non-management directors.
Committees of the Board
The Board currently maintains the following standing committees: Finance and Audit, Nominating and Corporate Governance and Compensation. All committees meet as necessary to fulfill their responsibilities. The Board has directed each committee to consider matters within its areas of responsibility and to make recommendations to the full Board for action on these matters.
Finance and Audit Committee
The Finance and Audit Committee is a standing audit committee established to oversee the Company’s accounting and financial reporting processes and the audit of the Company’s financial statements. Its primary functions are to monitor and evaluate corporate financial plans and performance and to assist the Board in monitoring: (1) the integrity of the financial statements of the Company; (2)the review of the Company’s filings; (3) the Company’s compliance with legal and regulatory requirements; (4) the qualifications and independence of the Company’s independent registered public accounting firm; (5) the performance of the Company’s internal audit function and its independent registered public accounting firm; (6) the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures; and (7) the review of the Company’s financial status and plans. Management is responsible for preparing the financial statements, and the independent registered public accounting firm is responsible for auditing those financial statements. The Finance and Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the work of the Company’s independent registered public accounting firm and the preparation of the Finance and Audit Committee Report below. In addition, the Finance and Audit Committee is responsible for reviewing and approving any related party transactions. A copy of the current Finance and Audit Committee Charter adopted by the Board is available in print to any shareholder upon request and can be found on the Company’s website at www.lubysinc.com. All members of the Finance and Audit Committee are independent directors as described under “Corporate Governance Guidelines-Director Independence” on page 21. The Finance and Audit Committee met 10 times during the last fiscal year.
The members of the Finance and Audit Committee are: Joe McKinney (Chair), Gasper Mir, III, Gerald W. Bodzy, Randolph C. Read, and Twila Day. The Board determined that Joe McKinney, Gasper Mir, III, Gerald W. Bodzy, Randolph C. Read, and Twila Day are “audit committee financial experts” as defined in rules of the SEC adopted pursuant to the Sarbanes-Oxley Act of 2002 and each is “independent” as independence for audit committee members is defined in the corporate governance standards of the NYSE.
At least quarterly, members of the Finance and Audit Committee have the opportunity to meet privately with representatives of the Company’s independent registered public accounting firm and with the Company’s internal auditor.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is a standing committee of the Board whose primary functions are: (1) to maintain oversight of the development, structure, performance, and evaluation of the Board; (2) to seek and recommend candidates to fill vacancies on the Board; (3) to review Board and committee performance; (4) to recommend appropriate Board action on renewal terms of service for incumbent members as their terms near completion; (5) to oversee the evaluation of management performance; and (6) to develop and periodically review the Company’s Corporate Governance Guidelines and recommend such changes as may be determined appropriate to the Board so as to reflect the responsibilities of the Board and the manner in which the enterprise should be governed in compliance with best practices. The Nominating and Corporate Governance Committee recommended that the Board to decrease its size from nine directors to five directors as of the Annual Meeting, which the Committee believes is an appropriate size for the Board, given the Company’s diminishing size and pending liquidation pursuant to the Company’s Plan of Liquidation and Dissolution A copy of the current Nominating and Corporate Governance Committee Charter is available in print to any shareholder upon request and can be found on the Company’s website at www.lubysinc.com. All members of the Nominating and Corporate Governance Committee are independent directors as described below. The Nominating and Corporate Governance Committee met once during the last fiscal year.
The members of the Nominating and Corporate Governance Committee are: Gerald W. Bodzy (Chair), Jill Griffin, Joe C. McKinney, Gasper Mir, III, and Randolph C. Read.
Compensation Committee
The Compensation Committee is a standing committee of the Board, consisting of independent directors, whose primary functions are: (1) to discharge the Board’s responsibilities relating to compensation of our Named Executive Officers; (2) to administer the Company’s equity-based compensation plans; and (3) to communicate to shareholders the Company’s executive compensation policies and the reasoning behind such policies. The Compensation Committee may delegate its responsibilities to a subcommittee consisting of one or more of its members. The Compensation Committee Charter is available in print to any shareholder upon request and can be found on the Company’s website at www.lubysinc.com. All members of the Compensation Committee are independent directors as described under “Corporate Governance Guidelines—Director Independence” on page 21. The Compensation Committee met six times during the last fiscal year.
For information concerning policies and procedures relating to the consideration and determination of executive compensation, including the role of the Compensation Committee, see “Executive Compensation” beginning on page 27.
The members of the Compensation Committee are: John Morlock (Chair), Gerald W. Bodzy, Jill Griffin, Joe McKinney, and Twila Day.
Special Committee
In September 2019, the Company’s Board of Directors formed a Special Committee comprised of independent directors with the purpose of establishing a strategic review process to identify, examine, and consider a range of strategic alternatives available to the Company with the objective of maximizing shareholder value. The Special Committee has authority to sell the Company’s real estate, subject to certain limitations, and has been overseeing the sale of the Company’s assets in connection with its liquidation, including entry into purchase and sale agreements for the sale of the Fuddruckers franchise operations and the Luby’s Cafeteria restaurant business in 2021. The Board Special Committee consists of the following members: Gerald Bodzy, Twila Day, Joe McKinney, Gasper Mir, John Morlock, and Randolph Read. The Board Special Committee is co-chaired by Messrs. Bodzy and Read.
Nominations for Directors
The Nominating and Corporate Governance Committee considers candidates for Board membership recommended by its members and other Board members, as well as management and shareholders. The Nominating and Corporate Governance Committee may retain a third-party search firm to assist it in identifying candidates. The Nominating and Corporate Governance Committee will consider director candidates whose recommendations are timely submitted by our shareholders in accordance with the notice provisions discussed below under “Shareholder Proposals for 2022 Annual Meeting,” unless the Company completes it liquidation, which may be accomplished by placing its assets into a liquidating trust, prior to such time, in which case the Company will not have a 2022 Annual Meeting.
The Company did not pay any third party a fee to assist in the process of identifying or evaluating nominees for election at the Annual Meeting.

CORPORATE GOVERNANCE GUIDELINES
The Company maintains Corporate Governance Guidelines evidencing the views of the Company on such matters as the role and responsibilities of the Board, composition of the Board, Board leadership, functioning of the Board, functioning of committees of the Board, and other matters. These guidelines are reviewed annually and modified when deemed appropriate by the Board. The current version of the Company’s Corporate Governance Guidelines are available in print to any shareholder upon request and can be found on the Company’s website at www.lubysinc.com.
Director Independence
The Board, with recommendation by the Nominating and Corporate Governance Committee, has evaluated the independence of the members of the Board under the Luby’s Director Independence Test, which is available in print to any shareholder upon request and can be found on the Company’s website at www.lubysinc.com. In conducting this evaluation, the Board considered transactions and relationships between each director or his or her immediate family and the Company to determine whether any such transactions or relationships were material and, therefore, inconsistent with a determination that each such director is independent. Based upon that evaluation, the Board determined that the following directors are independent:
Gerald W. Bodzy
Twila Day
Jill Griffin
Joe C. McKinney
Gasper Mir, III
John Morlock
Randolph C. Read
The Board also has determined that each member of the Finance and Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee meets the independence requirements applicable to such committees required by the NYSE and the SEC.
Resignation of Directors
Any director may resign at any time by giving notice in writing or by electronic transmission to the Board or the Secretary of the Company.
Executive Session Meetings of Non-Management Directors
Non-management directors regularly meet in executive sessions, without the presence of management directors or executive officers of the Company. The Chairman presides over the executive sessions.
Board Leadership Structure and Presiding Director
Currently, the offices of Chairman and Chief Executive Officer are separate, allowing our independent Chairman to focus on overseeing our Board corporate governance matters, while our CEO focuses on leading the Company’s business operations and strategy. Corporate policy allows for the separation of these offices to preserve flexibility for the Board regarding the selection of Chairman and Chief Executive Officer and the independence of these positions, although it is not mandated.
The Chairman of the Board currently presides over the executive sessions of non-management directors. If the offices of Chief Executive Officer and Chairman are not separate or, for any other reason, the Chairman is not independent, the independent directors will elect one of the independent directors to preside over the executive sessions of non-management directors.
Independent directors currently chair all of our Board Committees.
Board Member Meeting Attendance
Directors are expected to attend Board meetings and meetings of the Committees on which they serve, to spend the time needed, and to meet as frequently as necessary to properly discharge their responsibilities. During fiscal 2020, the Board held 21 meetings. Each Director attended at least 86% of the meetings of the Board and Committees on which he or she served. All of the Company’s directors attended the 2020 annual meeting of shareholders of the Company. The Company will not require members of the Board to be in attendance at the Annual Meeting.

The Board’s Role in Risk Oversight
The Board considers the effective oversight of risk important to running a successful business and in fulfilling its fiduciary responsibilities to the Company and its shareholders. In addition to the Chief Executive Officer and other members of our senior leadership team who are responsible for the day-to-day management of risk, the Board is responsible for ensuring that an appropriate culture of risk management exists within the Company and for overseeing its risk profile and assisting management in addressing specific risks, such as operational risks, strategic and competitive risks, financial risks, brand and reputation risks, and legal and regulatory risks.
Strategic, operational, and competitive risks, as well as the steps management has taken or will take to mitigate these risks, are presented, reviewed, and discussed at regular meetings of the Board and its committees. The Board is responsible for reviewing our Enterprise Risk Management, or ERM, framework and programs, as well as the framework by which management discusses our risk profile and risk exposures with the full board and its committees.
The Finance and Audit Committee has a key role in risk oversight. It meets regularly with our Chief Financial Officer, our internal auditor, our independent registered public accounting firm, legal counsel, and other members of senior management to discuss our major financial risk exposures, financial reporting, internal controls, credit and liquidity risk, compliance risk, and key operational risks.
The Compensation Committee is responsible for overseeing human capital and compensation risks, including evaluating and assessing risks arising from our compensation policies and practices for all employees and ensuring executive compensation is aligned with performance. They are also charged with monitoring our incentive and equity-based compensation plans, including employee pension and benefit plans.
The Nominating and Corporate Governance Committee oversees risks related to our overall corporate governance, including board and committee composition, board size and structure, director independence, and our corporate governance profile and ratings. The Committee also is actively engaged in overseeing risks associated with succession planning for the Board and the Company’s management.
Code of Conduct and Ethics for All Directors, Officers, and Employees
The Board has adopted a Policy Guide on Standards of Conduct and Ethics, which is applicable to all directors, officers, and employees. The intent of the Policy Guide on Standards of Conduct and Ethics is to promote observance of fundamental principles of honesty, loyalty, fairness, and forthrightness and adherence to the letter and spirit of the law. Waivers of any part of the Policy Guide on Standards of Conduct and Ethics for any director or executive officer are permitted only by a vote of the Board or a designated Board committee that will ascertain whether a waiver is appropriate under all the circumstances. The Company intends to disclose any waivers of the Policy Guide on Standards of Conduct and Ethics granted to directors and executive officers in print to any shareholder upon request and will also disclose such waivers on the Company’s website at www.lubysinc.com.
Copies of the Policy Guide on Standards of Conduct and Ethics are available in print to shareholders upon request and can be found on the Company’s website at www.lubysinc.com.
Code of Ethics for the Chief Executive Officer and Senior Financial Officers
The Board has adopted Supplemental Standards of Conduct and Ethics that apply to the Company’s Chief Executive Officer, Chief Financial Officer, Controller, and all senior financial officers (“Senior Officers’ Code”). The Senior Officers’ Code is designed to deter wrongdoing and to promote, among other things:
•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company;
•	compliance with all securities laws and other laws, rules and regulations applicable to the Company and the operation of its business;
•	the prompt internal reporting to an appropriate person or persons identified in the Senior Officers’ Code of violations of the Senior Officers’ Code; and
•	accountability for adherence to the Senior Officers’ Code.

Waivers of the Senior Officers’ Code for the Chief Executive Officer, Chief Financial Officer, and Controller are permitted only by a vote of the Board or a designated Board committee that will ascertain whether a waiver is appropriate under all the circumstances. The Company intends to disclose any waivers of the Senior Officers’ Code granted to the Chief Executive Officer, Chief Financial Officer, or Controller on the Company’s website at www.lubysinc.com and in print to any shareholder upon request.
Copies of the Senior Officers’ Code are available in print to shareholders upon request and can be found on the Company’s website at www.lubysinc.com.
Receipt and Retention of Complaints Regarding Accounting and Auditing Matters
To facilitate the reporting of questionable accounting, internal accounting controls, or auditing matters, the Company has established an anonymous reporting hotline through which employees can submit complaints on a confidential and anonymous basis. Any concerns regarding accounting, internal accounting controls, auditing, or other disclosure matters reported on the hotline are reported to the Chair of the Finance and Audit Committee. These reports are confidential and anonymous. Procedures are in place to investigate all reports received by the hotline relating to questionable accounting, internal accounting controls, or auditing matters and to take any corrective action, if necessary. The Finance and Audit Committee is notified of these reports as necessary.
Any person who has concerns regarding accounting, internal accounting controls, or auditing matters may address them to the attention of Chair, Finance and Audit Committee, Luby’s, Inc., 13111 Northwest Freeway, Suite 600, Houston, Texas 77040.
Nonretaliation for Reporting
The Company’s policies prohibit retaliation against any director, officer, or employee for any report made in good faith. However, if the reporting individual was involved in improper activity, the individual may be appropriately disciplined even if he or she was the one who disclosed the matter to the Company. In these circumstances, the Company may consider the conduct of the reporting individual in promptly reporting the information as a mitigating factor in any disciplinary decision.
Shareholder Communications to the Board
Shareholders and other parties interested in communicating directly with the Chairman of the Board, the non-management directors as a group or the Board itself regarding the Company may do so by writing to the Chairman of the Board, in care of the Chairman of the Board at Luby’s, Inc., 13111 Northwest Freeway, Suite 600, Houston, Texas 77040.
The Board has approved a process for handling letters received by the Company and addressed to non-management members of the Board. Under that process, the Chairman of the Board reviews all such correspondence that, in the opinion of the Chairman, deals with the function of the Board or committees thereof or that the Chairman otherwise determines requires the Board’s attention. Directors may at any time request copies of all correspondence received by the Company that is addressed to members of the Board. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures that the Finance and Audit Committee has established with respect to such matters.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Related Person Transactions
On July 23, 2002, the Company entered into an Indemnification Agreement with each member of the Board under which the Company obligated itself to indemnify each director to the fullest extent permitted by applicable law so that he or she will continue to serve the Company free from undue concern regarding liabilities. The Company has also entered into an Indemnification Agreement with each person becoming a member of the Board since July 23, 2002. The Board has determined that uncertainties relating to liability insurance and indemnification have made it advisable to provide directors with assurance that liability protection will be available in the future.
The Company obtains certain goods and/or services from entities owned or controlled by Christopher J. Pappas, a current director of the Company, and Harris J. Pappas, a former director of the Company (the “Pappas Entities”), pursuant to the terms of an Amended and Restated Master Sales Agreement, dated August 2, 2017 (the “Master Sales Agreement”). Under the terms of the Master Sales Agreement, the Pappas Entities may provide specialized (customized) equipment fabrication and basic equipment maintenance, including stainless steel stoves, shelving, rolling carts, and chef tables. During fiscal 2020, the Pappas Entities provided goods and services to the Company under the Master Sales Agreement in the amount of approximately $8,000. Consistent with past practices, the Finance and Audit Committee, consisting entirely of independent directors, reviewed on a quarterly basis all applicable amounts related to the Master Sales Agreement. The Company anticipates that there will be no transactions with or payments to the Pappas Entities under the Master Sales Agreement during fiscal 2021.
In the third quarter of fiscal 2004, Messrs. Pappas became partners in a limited partnership which purchased a retail strip center in Houston, Texas. Messrs. Pappas collectively own a 50% limited partner interest and a 50% general partner interest in the limited partnership. A third-party company manages the center. One of the Company’s Luby’s Cafeteria restaurants has rented approximately 7% of the space in that center since July 1969. No changes were made to the Company’s lease terms as a result of the transfer of ownership of the center to the new partnership. On November 22, 2006, due to the approaching expiration of the previous lease, the Company executed a new lease agreement with respect to this property. The new lease agreement was approved by the Finance and Audit Committee and provided for a primary term of approximately 12 years with two subsequent five-year options. The new lease was effective upon the Company’s relocation and occupancy into the new space in July 2008. Through July 1, 2020, the Company paid $22.00 per square foot plus maintenance, taxes, and insurance. The lease provided for increases in rent at set intervals Due to the COVID-19 pandemic, the landlord agreed to abate the rent for April 2020. The Company entered into an amendment to the lease, effective July 1, 2020, whereby (1) the lease was terminated early on December 31, 2020, (2) the rent for May and June of 2020 was abated and (3) commencing July 1, 2020 through the early termination date, the monthly rent was a fixed gross amount..
On February 23, 2021, a subsidiary of the Company entered into a lease termination agreement and release (the “Lease Termination”) with HPCP Investments, LLC (“HPCP Investments”). Pursuant to the Lease Termination, the lease relating to one of the Company’s Fuddruckers restaurants in Houston, Texas (the “Franchise Location”) will terminate effective as of February 25, 2021, in exchange for the payment by HPCP Investments to the subsidiary of the Company of $200,000. In addition, the Lease Termination releases the subsidiary of the Company from its remaining obligations under the lease agreement, which included payment obligations of approximately $723,374.20 as of February 23, 2021. In connection with the Lease Termination, the subsidiary of the Company agreed to grant to an affiliate of HPCP Investments a Fuddruckers franchise for the Franchise Location. HPCP Investments is an affiliate of Harris J. Pappas and Christopher J. Pappas.
To allow the Company to continue to receive the benefit of Mr. Read's expertise and experience once he ceases to serve as a member of the Board, the Company is in discussions with Mr. Read for the provision of financial advisory services in connection with the completion of the Company's Plan of Liquidation and Dissolution.
Policies and Procedures Regarding Related Person Transactions
The Board has adopted a written Related Person Transaction Approval Policy, which requires the Finance and Audit Committee to review each related person transaction (as defined below) and determine whether it will approve or ratify that transaction.
For purposes of the policy, a “related person transaction” is any transaction, arrangement, or relationship where the Company is a participant, the Related Person (defined below) had, has, or will have a direct or indirect material interest and the aggregate amount involved is expected to exceed $120,000 in any calendar year. “Related Person” includes: (a) any person who is or was (at any time during the last fiscal year) an executive officer, director or nominee for election as a director; (b) any person or group who is a beneficial owner of more than 5% of the Company’s voting securities; (c) any immediate family member of a person described in provisions (a) or (b) of this sentence; or (d) any entity in which any of the foregoing persons is employed, is a partner or has a greater than 5% beneficial ownership interest.
In determining whether a related person transaction will be approved or ratified, the Finance and Audit Committee may consider factors such as: (a) the extent of the Related Person’s interest in the transaction; (b) the availability of other sources of comparable products or services; (c) whether the terms are competitive with terms generally available in similar transactions with persons that are not Related Persons; (d) the benefit to the Company; and (e) the aggregate value of the transaction.
Anti-Hedging Policy
All directors and executive officers are required to obey the rules set forth in the Company’s Statement of Policy—Trading Activities of Directors and Executive Officers (Insider Trading), including without limitation the prohibition on trading in the Company's securities during specified “blackout periods” and the requirement to obtain prior approval for all trades in the Company's securities outside of the “blackout periods.” Directors and executive officers are prohibited from engaging in hedging or monetization transactions, such as zero-cost collars and forward sale contracts, since such transactions would allow a director or executive officer to own the covered securities without the full risks and rewards of ownership.

EXECUTIVE OFFICERS
Certain information is set forth below concerning the executive officers of the Company, each of whom has been appointed to serve until his successor is duly elected and qualified:
Name	Served as Officer Since	Positions with Luby’s, Inc.
John Garilli	2021	Interim President and CEO (since February 2021).

Benjamin T. Coutee	2007	Chief Operating Officer (since October 2018); Senior Vice President of Operations (2011 to 2018); Division Vice President, Culinary Services (2007 to 2011)

Steve Goodweather	2009	Chief Financial Officer and Treasurer (since April 2020); Vice President of Financial Planning and Analysis (2009 to 2020)

Philip Rider	2019	Chief Accounting Officer and Controller (since April 2020); Vice President Accounting and SEC Reporting (October 2019 to April 2020)
Mr. Garilli, 56, has served as Interim President and Chief Executive Officer of Luby’s, Inc. since January 27, 2021. Mr. Garilli has been a member of Winthrop Capital Advisors, LLC, and its affiliates, since 1995 serving in various capacities in its accounting department and is currently serving as its President and Chief Operating Officer. The Company’s agreement with Winthrop Capital Advisors, LLC regarding Mr. Garilli’s employment is further detailed on page 28. Mr. Garilli has served as Chief Financial Officer of New York REIT, Inc., a NYSE-listed real estate investment trust, and its successor, New York REIT Liquidating LLC, since March 2017 and as its Chief Executive Officer since July 2018. Mr. Garilli served as Chief Accounting Officer of Winthrop Realty Trust, a NYSE-listed real estate investment trust, from 2006 until his appointment to Chief Financial Officer in 2012, a position held until its liquidation in August 2016. Mr. Garilli has a Bachelor of Arts degree in Economics from The College of the Holy Cross and a Masters in Business Administration from Babson College.
Mr. Coutee, 55, has served as Chief Operating Officer of Luby’s, Inc. since November 2018. Mr. Coutee has been a member of Luby’s Fuddruckers Restaurants since February 2006 serving in various capacities in operations. From April 2011 through October 2018, Mr. Coutee served as Senior Vice President of Operations of all company brands including Luby’s Cafeteria, Fuddruckers, Luby’s Culinary Services and Cheeseburger in Paradise. Prior to that, he launched Luby’s Culinary Services, the company’s contract brand, in 2006 as its Vice President of Operations with additional responsibilities including business development and client relations. Mr. Coutee has a Bachelor of Arts degree in Business from Louisiana State University.
Mr. Goodweather, 52, has served as Chief Financial Officer and Treasurer of Luby’s, Inc. since April 2020. Mr. Goodweather previously served as Vice President of Financial Planning and Analysis with additional responsibility for shareholder relations for the Company since 2009. Prior to that he served as Director of Financial Planning and Analysis for the Company from 2006 to 2009. Mr. Goodweather is a CFA Charterholder, an MBA graduate of the Fuqua School of Business at Duke University, and holds an undergraduate degree in electrical engineering from Cornell University.
Mr. Rider, 62, has served as Chief Accounting Officer and Controller of Luby’s, Inc. since April 2020. Mr. Rider previously served as Vice President–Accounting and SEC Reporting for the Company since October 2019. Mr. Rider was previously a Senior Consultant for technical accounting issues with Axia Partners, LLC from October 2018 through September 2019 and a Senior Consultant for Aventine Hill Partners from August 2017 through September 2018. Prior to that he was employed by Sidewinder Drilling, Inc. from May 2011 through March 2016 as Vice President–Accounting and Controller and as a consultant on accounting matters from November 2016 through August 2017. He is a CPA in the state of Texas.

EXECUTIVE COMPENSATION
The Company’s executive compensation program was designed to enable the Company to execute its business objectives by attracting, retaining, and motivating the highest quality of management talent. The Compensation Committee administers the Company’s stock option, ownership, and any other equity-based compensation plans with respect to our Named Executive Officers.
The following discussion reflects the executive compensation programs and policies in place for fiscal 2020, which, as demonstrated in the implementation of severance and bonus agreements near the end of fiscal 2020, have subsequently changed to better reflect the needs of the Company as it pursues the Plan of Liquidation and Dissolution.
Base salaries are typically reviewed annually or biannually by the Compensation Committee to evaluate continuing consistency within the industry and the Company’s level of performance during the previous fiscal year. No executive officer salaries were increased related to the Company’s fiscal 2019 or fiscal 2020 performance.
In prior years, the Compensation Committee granted performance-based compensation awards, which included non-equity incentive compensation in the form of a cash payment based on the Company’s overall performance, short-term equity incentive awards in the form of stock options and restricted stock, and long-term equity incentive awards in the form of a long-term incentive opportunity settled in Common Stock at the end of a three-year performance period based on the Company’s relative total shareholder return. The Compensation Committee maintains full discretion with regard to annual incentive compensation and may decide to award or withhold an incentive compensation award for an individual based upon overall Company or individual performance during the year. Due to the Company’s fiscal 2019 and fiscal 2020 performance, the Compensation Committee did not grant performance-based compensation awards related to fiscal 2019 or fiscal 2020.
The Company’s executive compensation program does not include any pension benefits. None of our Named Executive Officers participate in any retirement or defined benefit plan maintained by the Company other than the Company’s 401(k) retirement plan. The Company has no compensation agreements or benefits which provide for tax gross-ups. Further, executive officers do not receive perquisites or other personal benefits which exceed $10,000 in the aggregate for any executive officer in any fiscal year.
The Compensation Committee annually evaluates the effectiveness of the Company’s executive compensation program, including advising the Board on and approving the compensation to be paid to the Company’s executive officers. The Company annually provides shareholders with an advisory vote to approve the Company’s executive compensation as required under Section 14A of the Exchange Act. At the Company’s 2020 annual meeting of shareholders, the compensation of our Named Executive Officers was approved with an affirmative vote of approximately 70 percent of the votes cast on the proposal. The Compensation Committee has also spoken about the Company’s executive compensation program with shareholders representing a significant portion of the outstanding shares of the Company. The Compensation Committee also considered many other factors, including the Company’s performance for the prior fiscal year and each executive’s contribution to the Company’s performance. The Compensation Committee did not make any changes to the Company’s executive compensation program and policies during fiscal 2020 as a result of the 2020 advisory vote on the compensation of our Named Executive Officers.
Short-Term Equity Incentive Compensation
Due to fiscal 2019 and 2020 Company performance, the Compensation Committee did not grant short-term equity incentive compensation related to fiscal 2019 or 2020 performance.
In prior years, the Compensation Committee granted short-term equity incentive compensation in the form of stock options and restricted stock units. Short-term equity incentive compensation was granted based on actual EBITDA as compared with an annual pre-budgeted EBITDA performance goal for the applicable fiscal year.
Stock option grants provide compensation to the optionee only to the extent the market price of the underlying stock increases between the date of grant and the date the option is exercised. The restricted stock unit grants provide compensation to the recipient based on the value of the Company’s Common Stock on the date the vesting restriction lapses. The stock option grants were granted at an exercise price equal to fair market value on the date of grant, and they typically vest 50% on the first anniversary of the grant date, 25% on the second anniversary of the grant date, and 25% on the third anniversary of the grant date, subject to the award recipient’s continued employment through the applicable vesting date. The stock option grants typically expire ten years from their grant date. The restricted stock unit grants typically cliff vest on the third anniversary of the grant date, subject to the award recipient’s continued employment through the vesting date.
Awards reflected in the Summary Compensation Table on page 29 relate to the bonus opportunity granted on August 12, 2020.
Long-Term Equity Incentive Compensation
Due to fiscal 2019 and 2020 Company performance, the Compensation Committee did not grant long-term equity incentive compensation related to fiscal 2019 or 2020 performance.
In prior years, the Compensation Committee granted long-term equity incentive compensation in the form of a long-term incentive opportunity settled in Common Stock at the end of a three-year performance period based on the Company’s relative total shareholder return. The three year measurement period ended on August 26,2020. Payouts were determined based on the Company’s relative cumulative three-year total shareholder return performance as compared to the total shareholder return of pre-determined peer companies over the same three-year performance period. Based on the Company’s total shareholder return, no shares were vested under this plan.
Neither the Company nor the Compensation Committee has a program, plan, or practice to time equity grants to the Company’s executive officers in coordination with the release of material nonpublic information.
Employment Agreements with Named Executive Officers
Mr. Pappas resigned his position as President and Chief Executive Officer, effective January 27, 2021. Mr. Pappas remains a member of the Board of Directors of the Company. Previously, on December 11, 2017, the Company had entered into a new employment agreement with Mr. Pappas. Under the employment agreement, which is no longer effective as of January 27, 2021, the initial term of Mr. Pappas' employment ended on August 28, 2019 and automatically renewed for additional one year periods, unless terminated in accordance with its terms. The employment agreement had been unanimously approved by the Executive Compensation Committee of our Board of Directors as well as by the full Board at that time. Previously, effective August 1, 2018, the Company and Mr. Pappas agreed to reduce his fixed annual base salary to one dollar.
Also, effective January 27, 2021, the Board of Directors appointed John Garilli as the Company’s Interim President and Chief Executive Officer. The Company and Mr. Garilli’s employer, Winthrop Capital Advisors LLC (“WCA”), have entered into an agreement (the “Agreement”), pursuant to which the Company paid WCA a one-time fee of $50,000 and will pay a monthly fee of $20,000 for so long as Mr. Garilli serves the Company in said positions. The Company has also entered into an Indemnity Agreement with Mr. Garilli and WCA. The Company and WCA had previously entered into a consulting agreement, pursuant to which WCA provided consulting services related to the Company’s adoption of the liquidation basis of accounting in the filing of the Quarterly Report on Form 10-Q for the quarter ended December 16, 2020. The Company and WCA also executed separate consulting agreements to provide similar services for the filing of the Quarterly Report on Form 10-Q for the quarters ended March 10, 2021 and June 2, 2021, respectively.
On August 12, 2020, the Board approved a severance agreement, pursuant to which certain executive officers, including Benjamin T. Coutee, Steven Goodweather, Philip Rider and other specified senior level employees will receive separation payments upon the occurrence of certain events. Pursuant to the severance agreements, each recipient will be eligible to receive a separation payment, based on a percentage of such recipient’s current annual base salary, if such recipient is terminated without Cause (as defined in the severance agreement), resign for Good Reason (as defined in the severance agreement), or are not hired by a successor or buyer of the Company’s assets. The separation payment amount for the Company's named executive officers is calculated as follows: Benjamin T. Coutee—100% of Base Salary; Steven Goodweather—100% of Base Salary; and Philip Rider—83.3% of Base Salary.
Also on August 12, 2020, the Board approved a bonus agreement, pursuant to which certain executive officers, including Messrs. Coutee, Goodweather and Rider, received a bonus opportunity to earn cash and shares of restricted stock upon the closing of a sale of certain assets of the Company or its subsidiaries.

COMPENSATION TABLES AND INFORMATION

Fiscal 2020 Summary Compensation Table
The table below contains information concerning annual and long-term compensation of our Named Executive Officers (each a “Named Executive Officer”) for the fiscal year ended August 26, 2020. This table does not include Mr. Garilli, who was appointed in fiscal 2021.
Awards granted in the fiscal year ended August 26, 2020 are pursuant to the bonus opportunity agreement designed to retain certain key employees in their roles with the Company and to carry out the Plan of Liquidation.
Name and Principal Position	Year	Salary	Bonus	Stock awards(1)	Option awards(2)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation(3)	Total
Benjamin T. Coutee Chief Operating Officer(5)	2020	263,952	—	32,850	—	—	—	—	296,802
	2019	283,000	—	—	—	—	—	—	283,000

Steven B. Goodweather Chief Financial Officer and Treasurer(7)	2020	178,798	—	26,280	—	—	—	—	205,078
	2019	175,000	—	—	—	—	—	—	175,000

Philip J. Rider Chief Accounting Officer and Controller(8)	2020	160,048	—	36,333	—	—	—	—	196,381
	2019	—	—	—	—	—	—	—	—

K. Scott Gray Former Senior Vice President and Chief Financial Officer(6)	2020	283,314	—	—	—	—	—	—	283,314
	2019	342,000	—	—	—	—	—	—	342,000

Christopher J. Pappas Former President and Chief Executive Officer(4)	2020	1	—	—	—	—	—	—	1
	2019	9,615	—	—	—	—	—	—	9,615
(1)
There were no “Stock Awards” granted to Named Executive Officers in the fiscal year ended August 28, 2019. The amounts shown in the “Stock Awards” column reflect the full aggregate grant date fair value of stock-based awards granted during fiscal year end August 26, 2020, computed in accordance with FASB ASC Topic 718, determined without regard to forfeitures, as required by SEC rules, and do not reflect the actual value that may be recognized by each Named Executive Officer. For assumptions made in the valuation of the awards in this column, see Note 18, Share-Based Compensation, to our audited financial statements included in Item 8. of our Annual Report on Form 10-K for the year ended August 26, 2020. For a description of the retention awards, which are subject to vesting requirements, shown in the “Stock Awards” column, related to the Bonus Opportunity Agreement, see Item 11, Executive Compensation, “Bonus Opportunity Agreement” of our Annual Report on Form 10-K for the year ended August 26, 2020.

(2)	There were no “Option Awards” granted in the fiscal years ended August 26, 2020 and August 28, 2019.
(3)	Perquisites and other personal benefits that did not exceed $10,000 in the aggregate for any Named Executive Officer have been excluded.
(4)	Mr. Pappas’ employment with the Company terminated on January 27, 2021.
(5)	Mr. Coutee's annual base salary was increased to $300,000, effective July 2, 2020.
(6)
Mr. Gray's employment with the Company was terminated on April 3, 2020. On April 24, 2020, Mr. Gray and the Company entered into a Final Separation Agreement and Release pursuant to which Mr. Gray is entitled to receive, in addition to other payments, severance pay in an amount equal to $105,231 payable in equal bi-weekly installments over a period of 26 weeks following April 4, 2020.

(7)	Mr. Goodweather was appointed Chief Financial Officer and Treasurer of the Company, effective April 4, 2020, and his annual base salary was increased to $215,000.
(8)	Mr. Rider was appointed Chief Accounting Officer and Controller of the Company, effective April 4, 2020, and his annual base salary was increased to $205,000.

The following table provides information regarding outstanding equity awards at fiscal year-end for each of our Named Executive Officers granted under the Luby's Incentive Stock Plan, as amended. This table does not include Mr. Garilli, who was appointed in fiscal 2021.
Outstanding Equity Awards at Fiscal 2020 Year End
Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Benjamin T. Coutee Chief Operating Officer	8,000	N/A	N/A	5.34	4/20/2021	N/A	N/A	N/A	N/A
	4,664	N/A	N/A	4.42	11/15/2021	N/A	N/A	N/A	N/A
	81,967	N/A	N/A	4.49	1/23/2025	N/A	N/A	N/A	N/A
	26,042	N/A	N/A	4.89	11/11/2025	N/A	N/A	N/A	N/A
	21,174	N/A	N/A	4.26	11/30/2026	N/A	N/A	N/A	N/A
	35,857	11,952(1)	N/A	2.82	11/30/2027	N/A	N/A	N/A	N/A
	N/A	N/A	N/A	N/A	N/A	17,730(2)	19,503	N/A	N/A
	N/A	N/A	N/A	N/A	N/A	30,000(4)	33,000	N/A	N/A
Steven B. Goodweather Chief Financial Officer and Treasurer	11,816	N/A	N/A	4.49	1/23/2025	N/A	N/A	N/A	N/A
	7,426	N/A	N/A	4.89	11/11/2025	N/A	N/A	N/A	N/A
	8,187	N/A	N/A	4.26	11/30/2026	N/A	N/A	N/A	N/A
	10,399	3,466(1)	N/A	2.82	11/30/2027	N/A	N/A	N/A	N/A
	N/A	N/A	N/A	N/A	N/A	5,142(2)	5,656	N/A	N/A
	N/A	N/A	N/A	N/A	N/A	24,000(3)	26,400	N/A	N/A
Philip J. Rider Chief Accounting Officer and Controller	N/A	N/A	N/A	N/A	N/A	5,236(4)	5,760	N/A	N/A
	N/A	N/A	N/A	N/A	N/A	24,000(3)	26,400	N/A	N/A
Christopher J. Pappas Former President and Chief Executive Officer(6)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
K. Scott Gray Former Senior Vice President and Chief Financial Officer(7)	10,531	N/A	N/A	5.39	11/18/2020	N/A	N/A	N/A	N/A
	6,929	N/A	N/A	4.42	11/15/2021	N/A	N/A	N/A	N/A
	17,150	N/A	N/A	5.95	11/15/2022	N/A	N/A	N/A	N/A
	95,628	N/A	N/A	4.49	1/23/2025	N/A	N/A	N/A	N/A
	45,573	N/A	N/A	4.89	11/11/2025	N/A	N/A	N/A	N/A
	49,406	N/A	N/A	4.26	11/30/2026	N/A	N/A	N/A	N/A
	83,666	N/A	N/A	2.82	11/30/2027	N/A	N/A	N/A	N/A
(1)	This option vests 50% on the first anniversary of the grant date, November 30, 2017, 25% on each of the next two anniversaries.
(2)	This award of restricted stock units vests on the third anniversary date of the grant date, December 8, 2017.
(3)
This award of restricted stock units was made under the bonus opportunity agreement and one-third of the restricted shares is earned upon the closing of a sale of each of the following assets of the Company or its subsidiaries: the Culinary Contract Services business line, the Fuddruckers business line, and 30 or more of the Company's Luby's Cafeterias.

(4)	The award of restricted stock vests on the third anniversary date of the grant date, October 3, 2019.
(5)	Market value based on closing price of $1.10 per share of Common Stock on August 26, 2020.
(6)	Mr. Pappas’ employment with the Company terminated on January 27, 2021.
(7)	Mr. Gray's employment with the Company was terminated on April 3, 2020.

Additional Narrative Disclosure
Equity Awards
Grants of stock options may be exercised in the event of the termination of the grantee’s employment with the Company as a result of such grantee’s death or disability within the time period ending on the earlier of: (a) the date 12 months following such termination of the grantee’s employment or (b) the last day of the term of such stock option. Grants of restricted stock units will immediately vest and become unrestricted in the event of the death or disability of the grantee or a change of control of the Company.
Retirement Plans
We maintain a qualified 401(k) savings plan which allows participants to defer cash compensation up to the maximum amount allowed under Internal Revenue Service guidelines. The Company matches 25% of participants’ contributions made to the plan up to 6% of their salary, subject to Internal Revenue Service guidelines.

FINANCE AND AUDIT COMMITTEE REPORT
In fulfilling its oversight responsibilities, the Finance and Audit Committee reviewed and discussed with management and the independent registered public accounting firm the Company’s audited financial statements included in the Annual Report on Form 10-K for the year ended August 26, 2020 and their judgment about the quality and appropriateness of accounting principles and financial statement presentations, the reasonableness of significant judgments, the clarity of the disclosures in the financial statements, and major issues as to the adequacy of the Company’s internal controls. In addition, the Finance and Audit Committee discussed any matter required to be communicated under generally accepted auditing standards. The Finance and Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding the independent registered public accounting firm’s communications with the Finance and Audit Committee concerning independence and has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Finance and Audit Committee also has discussed with the independent registered public accounting firm the firm’s independence from the Company and management. The Finance and Audit Committee also considered the compatibility of nonaudit services with the independent registered public accounting firm’s independence.
In reliance on the reviews and discussions referred to above, the Finance and Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended August 26, 2020, for filing with the SEC. The Finance and Audit Committee appointed Grant Thornton LLP as the independent registered public accounting firm for the Company for fiscal 2020.
Finance and Audit Committee
Joe C. McKinney (Chair)
Gerald W. Bodzy
Twila Day
Gasper Mir, III
Randolph C. Read

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Under Section 16(a) of the Exchange Act, directors, certain officers and beneficial owners of more than 10% of any class of the Company’s stock (“Reporting Persons”) are required from time to time to file with the SEC and NYSE American reports on ownership and changes of ownership. Reporting Persons are required to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of forms and written representations received from Reporting Persons with respect to the fiscal year ended August 26, 2020, the Company believes that all filing requirements applicable to the Company’s Reporting Persons during fiscal 2020 were met on a timely basis.
Due to an oversight, on July 8, 2021, five directors—Gasper Mir III, Frank Markatonis, Joe C. McKinney, Gerald W. Bodzy and Jill Griffin—filed late statements of changes in beneficial ownership on Form 4 relating to shares of common stock acquired upon the vesting of restricted stock units on February 8, 2021.
Shareholder Proposals for the 2022 Annual Meeting
Proposals of shareholders for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2022 annual meeting of shareholders submitted pursuant to Rule 14a-8 under the Exchange Act must be received in writing by the Company at its corporate office no later than March 28, 2022.
The Company’s Bylaws provide that any shareholder of record may nominate a candidate for election as a director of the Company or bring any other business before an annual meeting of shareholders, so long as the shareholder gives timely notice thereof. To be timely, such notice must be delivered in writing to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the 90th day and not earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of shareholders, subject to certain exceptions, and must include (1) as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information with respect to each nominee as would be required to be disclosed in a proxy solicitation relating to an election of directors pursuant to Regulation 14A under the Exchange Act; (2) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend the Company’s Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting, and any material interest in such business of such shareholder; and (3) as to the shareholder giving the notice, (a) the name and address of such shareholder, as they appear on the Company’s books, (b) the class and number of shares of the Company which are owned beneficially and of record by such shareholder, and any derivative positions owned beneficially by such shareholder, and (c) all such other information required to be submitted by the shareholder in accordance with the Bylaws. If an exception does not apply, notice of a shareholder proposal submitted under the Company’s Bylaws will be considered timely if received no earlier than April 8, 2022 and no later than May 8, 2022.
It is currently anticipated that the liquidation of the Company, which may be accomplished by placing the Company’s assets into a liquidating trust, will be completed before the Company’s 2022 annual meeting of shareholders, in which case such meeting would not occur.
Solicitation of Proxies
The Board is making this solicitation on behalf of the Company and will bear the cost of soliciting proxies. We are required by law to convene an Annual Meeting of our shareholders at which directors are elected. Because our shares are widely held, it would be impractical for our shareholders to meet physically in sufficient numbers to hold a meeting. Accordingly, proxies are solicited from our shareholders. United States federal securities laws require us to send you this Proxy Statement and specify the information required to be contained in it. This solicitation of proxies is being made by the Board of Directors of the Company and all expenses of this solicitation will be borne by the Company. Proxies may be solicited through the mail and through telephonic or telegraphic communications to, or by meetings with, shareholders or their representatives by directors, officers, and other employees of the Company who will receive no additional compensation therefore. Other than the persons described herein, no general class of employee of the Company will be employed to solicit shareholders. However, in the course of their regular duties, employees may be asked to perform clerical or ministerial tasks in furtherance of this solicitation.

We have retained Broadridge Financial Solutions, Inc. (“Broadridge”) for an estimated fee of $19,000 to assist us in the mailing, collection and administration of proxies.
Reimbursement for Certain Expenses
The Company requests persons such as brokers, nominees, and fiduciaries holding stock in their names for the benefit of others, or holding stock for others who have the right to give voting instructions, to forward proxy material to their principals and to request authority for the execution of the proxy, and the Company will reimburse such persons for their reasonable expenses.
Householding of Proxy Materials
Under SEC rules, companies and intermediaries (such as brokers) may satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This practice, known as “householding,” is intended to improve the convenience of shareholders and to reduce the Company’s printing and postage costs.
A number of brokers with accountholders who are shareholders of the Company will be householding the Company’s proxy materials and, accordingly, a single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from an affected shareholder. Shareholders who participate in householding will continue to receive separate proxy cards. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker or call the Company at (713) 329-6808 or write the Company at Luby’s, Inc., Investor Relations, 13111 Northwest Freeway, Suite 600, Houston, Texas 77040.
Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their brokers.
The Company will provide without charge, upon the written request of any person solicited hereby, a copy of the Company’s Annual Report on Form 10-K for the year ended August 26, 2020, current Finance and Audit Committee Charter, current Nominating and Corporate Governance Committee Charter, current Policy Guide on Standards of Conduct and Ethics, and Senior Officers’ Code. Written requests should be mailed to Luby’s, Inc., Investor Relations, 13111 Northwest Freeway, Suite 600, Houston, Texas 77040.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF
PROXY SOLICITATION MATERIALS
The proxy solicitation materials for the Company’s solicitation of proxies, including this Proxy Statement, are available over the Internet on our website at http://www.lubysinc.com/investors/filings. Information on our website does not constitute part of the Company’s proxy solicitation materials.
* * * * * * * * *
The contents and sending of this Proxy Statement have been approved by the board of directors of the Company.
Dated as of the [ ] day of [ ], 2021.
LUBY’S, INC.

/s/ JOHN GARILLI
John Garilli Interim President and Chief Executive Officer

FORM OF PROXY CARD